Exhibit 99.1

February 10, 2003

Quarterly Report
Fourth Quarter 2003


In November we completed the acquisition of First Federal Savings
Bank of Cynthiana. This addition to our Harrison County market gives us a significantly larger base of customers in a strategically located central Kentucky community. We now have two locations in Cynthiana, US 27 and downtown Cynthiana.

With this acquisition we passed the $500 million mark in size. This gives us a more strategic position among financial competitors in Central Kentucky.

I'm sorry to report that our operating results for the fourth quarter are lower. Net income of $617,000, or 22 cents per share, is well below the same period last year when we earned $1,761,000, or 63 cents per share. Some of this decline was due to merger related expenses. In addition there was a one-time expense for closing an older branch office in Georgetown. We also continued to be under pressure from narrower margins, lower loan demand and increased credit losses.

There have been some reports in the news that the economy is beginning to get stronger. If that continues, we would expect a favorable impact on our loan demand and our margins.

We have two new directors on the board of your company. Betty Long was the former CEO of First Federal and Dr. Woodford Van Meter is a Lexington ophthalmologist with long time ties to our bank. I'm sure both will be valuable additions.


Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET
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                                                                                                        Percentage
                                                  12/31/2003               12/31/2002                     Change
Assets
  Cash & Due From Banks                          $ 15,224,513             $ 10,493,495                     45.1%
  Securities                                      128,889,830               89,509,140                     44.0
  Loans Held For Sale                               7,758,583                  740,023                    948.4
  Loans                                           312,902,258              284,153,605                     10.1
  Reserve for Loan Losses                           3,819,842                3,395,075                     12.5
    Net Loans                                     309,082,416              280,758,530                     10.1
  Federal Funds Sold                                6,163,000               18,683,000                    -67.0
  Other Assets                                     34,789,835               19,587,208                     77.6
     Total Assets                                $501,908,177             $419,771,396                     19.6%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                       $ 64,841,638             $ 53,366,283                     21.5%
    Savings & Interest Checking                   141,081,717              118,397,975                     19.2
    Certificates of Deposit                       178,675,241              151,071,697                     18.3
      Total Deposits                              384,598,596              322,835,955                     19.1
  Repurchase Agreements                             1,791,478                3,504,562                    -48.9
  Other Borrowed Funds                             65,726,076               45,709,439                     43.8
  Other Liabilities                                 2,462,353                3,629,599                    -32.2
    Total Liabilities                             454,578,503              375,679,555                     21.0
  Stockholders' Equity                             47,329,674               44,091,841                      7.3
    Total Liabilities & Stockholders' Equity     $501,908,177             $419,771,396                     19.6%

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CONSOLIDATED INCOME STATEMENT
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                                                 Twelve Months Ending                        Three Months Ending
                                                                     Percentage                                 Percentage
                                       12/31/2003     12/31/2002        Change     12/31/2003   12/31/2002        Change


Interest Income                       $ 22,329,117   $ 24,606,986        -9.3%    $ 5,710,884   $ 6,086,057         -6.2%
Interest Expense                         7,875,548      9,367,530       -15.9       2,067,005     2,142,702         -3.5
  Net Interest Income                   14,453,569     15,239,456        -5.2       3,643,879     3,943,355         -7.6
Loan Loss Provision                      1,300,000      1,204,000         8.0         625,000       201,000        210.9
  Net Interest Income After Provision   13,153,569     14,035,456        -6.3       3,018,879     3,742,355        -19.3
Other Income                             6,707,613      6,770,613        -0.9       1,546,406     2,024,594        -23.6
Other Expenses                          14,171,265     12,432,755        14.0       3,823,226     3,307,175         15.6
  Income Before Taxes                    5,689,917      8,373,314       -32.0         742,059     2,459,774        -69.8
Income Taxes                             1,456,540      2,470,789       -41.0         125,185       698,878        -82.1
  Net Income                             4,233,377      5,902,525       -28.3         616,874     1,760,896        -65.0
Net Change in Unrealized Gain (loss)
  on Securities                           (329,722)     1,101,169       129.9         (16,391)      (93,866)        82.5
  Comprehensive Income                $  3,903,655   $  7,003,694       -44.3%    $   600,483   $ 1,667,030        -64.0%

Selected Ratios
  Return on Average Assets                    1.00%          1.47%                       0.65%         1.65%
  Return on Average Equity                     8.8           14.3                         5.2          15.6

  Earnings Per Share                       $  1.52         $  2.13                    $  0.22       $  0.63
  Earnings Per Share - assuming dilution      1.50            2.10                       0.21          0.62
  Cash Dividends Per Share                    0.76            0.68                       0.19          0.17
  Book Value Per Share                       16.90           15.90

  Market Price                                High            Low            Close
    Fourth Quarter '03                      $38.00          $31.00          $33.90
    Third Quarter '03                       $35.00          $28.30          $31.05

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